UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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RAYONIER ADVANCED MATERIALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Rayonier Advanced Materials Comments on Letter from Chatham Asset Management

Continues to Recommend Stockholders Vote “FOR” Three Nominees for Election to the Board

at the 2022 Annual Meeting

JACKSONVILLE, Fla., April 13, 2022—Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today issued the following statement in response to Chatham Asset Management LLC’s (“Chatham”) open letter to stockholders:

The Rayonier Board of Directors is committed to acting in the best interest of its stockholders and has a track record of stockholder engagement. The Company’s management team has attempted to engage constructively with Chatham regarding the refinancing of the Company’s Senior Notes due in 2024, in which Chatham purports to hold a 75 percent stake. The Company has held multiple discussions to hear Chatham’s perspectives and requests and has promptly relayed these to the Board of Directors. Chatham has pushed for a refinancing proposal that the Board, in consultation with multiple advisors, thoroughly reviewed and determined is not in the best interest of the Company and its stockholders. The Company continues to be confident in its ability to obtain refinancing on terms that are significantly more attractive than those offered by Chatham, and the Company is prepared to opportunistically take action against that objective at the appropriate time and well in advance of the maturity.

The Board of Directors do not believe a withhold vote is in the best interest of all stockholders. RYAM has a highly qualified, diverse Board of Directors that is actively engaged in overseeing the execution of the Company’s strategic initiatives to drive profitable growth and deliver enhanced value to its stockholders. The Board is also committed to regular refreshment and has appointed five new directors since 2018, representing a refreshment rate of 50 percent over that period and an overall average tenure of less than six years.

The Company is keenly focused on generating greater stockholder value. The Board and management team recognize recent business challenges and are executing a plan to deliver profitable growth and greater value to its stockholders. Over the past year, the Company completed its portfolio optimization, divesting the balance of its non-strategic assets and repaying a significant amount of debt. This enables the Company to apply its full focus on the strategic positioning, optimization, efficiency and reliability of its four world-class biorefineries. Further to this strategy, the Company recently added new talent to its leadership team, including its new President and CEO, Vito Consiglio and Senior Vice President of High Purity Cellulose, Joshua Hicks. In addition to timely addressing its capital structure, the Company is keenly focused on advancing various other initiatives to grow stockholder value, including leveraging and investing in its core assets, obtaining fair value for its product offerings, expanding its bio-based solutions, and enhancing efforts to manage inflationary and supply chain challenges.

The Board of Directors continues to recommend stockholders vote “FOR” its three highly qualified nominees at the upcoming 2022 Annual Meeting, which is scheduled for May 16, 2022. Thomas Morgan has public company CEO experience and a deep understanding of global supply chain management; Lisa Palumbo brings decades of legal experience with international public and private companies; and Ivona Smith has significant financial, capital markets, restructuring and accounting experience.

About Rayonier Advanced Materials

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs just over 2,500 people and generates approximately $1.4 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ or future or expected events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

Important Additional Information

Rayonier Advanced Materials (the “Company”) and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2022 annual meeting. On April 1, 2022, the Company filed a definitive proxy statement for its stockholders in connection with its 2022 annual meeting containing the information specified in Schedule 14A. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED BY THE COMPANY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the definitive proxy statement and other documents filed with the U.S. Securities and Exchange Commission. The definitive proxy statement and other documents filed by the Company with the U.S. Securities and Exchange Commission are available free of charge at the U.S. Securities and Exchange Commission’s website, http://www.sec.gov.